Exhibit 99.1

SomaLogic, Leading AI-Data Driven Proteomics Platform for Advanced Research and Clinical applications, to Combine with CM Life Sciences II, to Drive Growth and Expand Technology Platform

●	Transaction combines SomaLogic’s comprehensive proteomics technology platform with CM Life Sciences II, a leading life science-focused SPAC, led by affiliates of institutional investors Casdin Capital and Corvex Management.
●	Combination is expected to provide up to $651 million in cash proceeds for SomaLogic, expanding the cash on its balance sheet to $686 million to catalyze organic and inorganic growth initiatives intended to unlock the latent power of proteomics.
●	Financing includes a fully committed PIPE of $375 million from both new investors in SomaLogic and prior investors including such notable growth and life science investors, as Casdin Capital, Corvex Management, Janus Henderson Investors, SB Management, a subsidiary of SoftBank Group Corp, T.Rowe Price Associates, Inc., separate accounts advised by ARK Invest, Farallon Capital, Perceptive Advisors, funds and accounts managed by Counterpoint Global (Morgan Stanley), other existing investors and a new strategic investor Illumina and an existing strategic SomaLogic investor Novartis Pharma AG.
●	SomaLogic board at closing is anticipated to include new directors Kevin Conroy, Chairman and CEO of Exact Sciences, Troy Cox, former CEO of Foundation Medicine and Senior Vice President of U.S. BioOncology for Genentech, Steve Quake the Lee Otterson Professor of Bioengineering and Professor of Applied Physics at Stanford University and other industry leaders to be named later.

New York, NY & Boulder, CO – March 29, 2021 – SomaLogic, a global leader in proteomics technology, powered by a proprietary platform, the largest clinical proteomic database and next generation artificial intelligence and machine learning, and CM Life Sciences II (NASDAQ: CMIIU), a special purpose acquisition company, or SPAC, sponsored by affiliates of Casdin Capital, LLC and Corvex Management LP, today announced that they have entered into a definitive business combination agreement. Upon closing of the transaction CM Life Sciences II will be renamed and its common stock will be listed on the Nasdaq Global Market under ticker symbol “SLGC.”

“This is a powerful business combination for SomaLogic that will bring significant capital and intellectual resources to propel the next chapter of the company’s growth,” said Roy Smythe, M.D., SomaLogic’s Chief Executive Officer. “We believe we are uniquely positioned as a first-mover across various market segments and a leader as both a proteomics research enabler and proteomics clinical applications company. In our view, the resources and partnership provided will super charge our commercial growth strategy and we are excited to work with CM Life Sciences II leadership to push proteomics and our company to deliver greater human biologic insight and make a positive impact on both human health and disease management.”

SomaLogic Overview

SomaLogic is a commercial stage proteomics company with over 300 established industry partnerships and customers. The company’s pioneering technology platform is uniquely capable of becoming a universal proteomics solution. Proprietary aptamers, which are target specific oligonucleotides, facilitate both broad and precise protein measurements. The SomaScan® Assay measures 7,000 human proteins in a single sample, with high specificity, low variance and high reproducibility, enabling the possibility of faster, more precise drug discovery for researchers. Artificial intelligence and machine learning powered bioinformatics algorithms operated in tandem with the company’s database of over 450,000 samples create SomaSignal™ Tests, industry leading clinical proteomic diagnostic applications, which provide additional insights to a wide customer base. Findings using this patented technology have been published by the company or collaborators in more than 250 scientific and clinical manuscripts with leading KOLs.

“The long promised power of proteomics is quickly becoming a commercial and clinical reality and in our view, SomaLogic is the leading platform in the field” said Eli Casdin, CEO of CM Life Sciences II. “What is needed to accelerate this transformation from promise to reality is human and financial capital, and the CMLS II team could not be more honored to provide both through this merger.” added Eli Casdin.

In addition to the approximately $276 million currently in CM Life Sciences II’s trust account, a group of leading institutional investors have committed to participate in the transaction through a common stock PIPE of $375 million. PIPE investors include funds advised by Casdin Capital, Corvex Management, Janus Henderson Investors, SB Management, a subsidiary of SoftBank Group, T.Rowe Price Associates, Inc., separate accounts advised by ARK Invest, Farallon Capital, Perceptive Advisors, funds and accounts managed by Counterpoint Global (Morgan Stanley), other existing investors and a new strategic investor Illumina and an existing strategic investor Novartis Pharma AG.

The combined company is expected to receive cash proceeds of up to approximately $651 million at the closing, up to $50 million of which will be used to repurchase shares from legacy investor stockholders. The remainder of the cash proceeds will be available to SomaLogic in its business operations. The combined company will continue to operate under the SomaLogic management team. The transaction, which values SomaLogic at a pre-transaction enterprise value of approximately $1.23 billion, is expected to close during the third quarter of 2021, following regulatory approval and approval for a Nasdaq listing.

Proceeds from the transaction will provide SomaLogic with significant additional capital to drive organic growth initiatives including technology development, new product offerings, expansion of commercial infrastructure and the pursuit of additional health system partnerships as well as other targeted growth opportunities to deliver universal proteomics solutions to more customers and healthcare providers.

“We are thrilled to partner with Roy and the entire SomaLogic team. We believe our capital and strategic partnership will help SomaLogic accelerate its growth and further solidify its market position as the leading enabling platform and clinical applications company in the proteomics space. It is truly unique to have the opportunity to partner with a company that we anticipate having long term revenue growth rates of at least 30%, while also helping to drive health outcomes at scale” stated Keith Meister, Chairman of the Board of CM Life Sciences II.

Transaction Overview

On March 28, 2021, CM Life Sciences II entered into a definitive agreement to combine with SomaLogic. The transaction is expected to deliver up to $651 million of gross proceeds, including the contribution of up to $276 million of cash held in CM Life Sciences II’s trust account from its initial public offering in February 2021 (assuming no redemptions from the trust account) and $375 million from committed equity PIPE funding from a group of institutional and life sciences investors as well as strategic investors. In the transaction, SomaLogic shareholders will receive common stock of CM Life Sciences II and, at their election, up to $50 million in cash in exchange for shares of SomaLogic. Upon completion of the transaction, SomaLogic expects to have up to $686 million in cash available from the transaction ($651 million from the transaction plus existing cash on its balance sheet at closing less $85 million in share repurchases and transaction expenses) to fund operations and support new and existing business initiatives.

The transaction has been approved by each of CM Life Sciences II’s and SomaLogic’s Board of Directors and the number of SomaLogic’s largest stockholders necessary to approve the combination have agreed to vote in favor of the transaction. The transaction is subject to the approval of the CM Life Sciences II shareholders and other customary conditions, and is expected to close in the third quarter of 2021.

SomaLogic board at closing is anticipated to include new directors Kevin Conroy, Chairman and CEO of Exact Sciences, Troy Cox, former CEO of Foundation Medicine and Senior Vice President of U.S. BioOncology for Genentech, Steve Quake the Lee Otterson Professor of Bioengineering and Professor of Applied Physics at Stanford University and other industry leaders to be named later.

Additional information about the proposed transaction, including a copy of the Merger Agreement and an investor presentation, will be provided in a Current Report on Form 8-K to be filed today with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

Jefferies LLC is acting as sole financial advisor and capital markets advisor and White & Case LLP is serving as legal advisor to CM Life Sciences II. Jefferies LLC, Cowen and Company, LLC and J.P. Morgan Securities LLC acted as PIPE placement agents.

J.P. Morgan Securities LLC and Cowen and Company, LLC are serving as financial advisors, and Reed Smith LLP is serving as legal advisor to SomaLogic.

Webcast Details

A webcast of the conference call and associated presentation materials is available on Deal Roadshow: Deal Roadshow Investor Login Details

URL: https://dealroadshow.com

Entry Code: SOMAREVIEW

Direct Link: https://dealroadshow.com/e/SOMAREVIEW

About CM Life Sciences II

CM Life Sciences II was founded to take advantage of a dynamic life science sector buoyed by innovation yet fragmented, where many companies are under-resourced and under-scaled. Significant and under-appreciated opportunities for consolidation are ready for engagement by a team versed in the trends and themes, and who can bring together the strongest of the new companies and management teams to capitalize on near- and far-term opportunities. For more information, please visit: https://cmlifesciencesspac.com/

About SomaLogic

SomaLogic seeks to deliver precise, meaningful, and actionable health-management information that empowers individuals worldwide to continuously optimize their personal health and wellness throughout their lives. This essential information, to be provided through a global network of partners and users, is derived from SomaLogic’s precise, proprietary, and personalized measurement of important changes in an individual’s proteins over time.

For more information, visit http://www.somalogic.com and follow @somalogic on Twitter.

SomaSignal™ tests are developed and performance characteristics determined by SomaLogic, Inc., and SomaLogic operates a Clinical Laboratory Improvement Amendments (CLIA) certified laboratory. SomaSignal™ tests have not been cleared or approved by the US Food and Drug Administration.

Cautionary Statement Regarding Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between SomaLogic and CM Life Sciences II, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction, expansion plans, projected future results and market opportunities of SomaLogic. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of CM Life Sciences II’s securities, (ii) the risk that the transaction may not be completed by CM Life Sciences II’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by CM Life Sciences II’s, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the shareholders of CM Life Sciences II, the satisfaction of the minimum trust account amount following redemptions by CM Life Sciences II’ public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third-party valuation in determining whether or not to pursue the transaction, (v) the inability to complete the PIPE investment in connection with the transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vii) the effect of the announcement or pendency of the transaction on SomaLogic’s business relationships, operating results and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of SomaLogic and potential difficulties in SomaLogic employee retention as a result of the transaction, (ix) the outcome of any legal proceedings that may be instituted against SomaLogic or against CM Life Sciences II related to the merger agreement or the transaction, (x) the ability to maintain the listing of CM Life Sciences II’s securities on a national securities exchange, (xi) the price of CM Life Sciences II’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which CM Life Sciences II plans to operate or SomaLogic operates, variations in operating performance across competitors, changes in laws and regulations affecting CM Life Sciences II’ or SomaLogic’s business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xiii) the risk of downturns and a changing regulatory landscape in the highly competitive healthcare industry, (xiv) the size and growth of the market in which SomaLogic operates and (xv) SomaLogic’s ability to operate as a public company. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of CM Life Sciences II’s registration on Form S-1 (File No. 333-252626), the proxy statement/prospectus to be filed with the SEC in connection with the transaction and other documents filed by CM Life Sciences II from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SomaLogic and CM Life Sciences II assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither SomaLogic nor CM Life Sciences II gives any assurance that either SomaLogic or CM Life Sciences II or the combined company will achieve its expectations.

Additional Information and Where to Find It / Non-Solicitation

In connection with the proposed transaction, CM Life Sciences II intends to file a registration statement with the SEC including the preliminary proxy statement/prospectus. The definitive proxy statement/prospectus will be sent to the stockholders of CM Life Sciences II. CM Life Sciences II and SomaLogic also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of CM Life Sciences II are urged to read the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by CM Life Sciences II and SomaLogic through the website maintained by the SEC at www.sec.gov.

The documents filed by CM Life Sciences II with the SEC also may be obtained free of charge at CM Life Sciences II’s website at https://ii.cmlifesciencesspac.com/ or upon written request to CM Life Sciences II, c/o Corvex Management, 667 Madison Ave, New York, NY 10065.

Participants in Solicitation

CM Life Sciences II and SomaLogic and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from CM Life Sciences II’s shareholders in connection with the proposed transaction. Information about CM Life Sciences II’s directors and executive officers and their ownership of CM Life Sciences II’s securities is set forth in CM Life Sciences II’s filings with the SEC. To the extent that holdings of CM Life Sciences II’s securities have changed since the amounts printed in CM Life Sciences II’s Registration Statement on Form S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the combined proxy statement/registration statement when available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

These communications do not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.

CM Life Sciences II Media Contact:

Alexandria Fisk

afisk@casdincapital.com

SomaLogic Investor Contact

Lynn Lewis or Philip Trip Taylor

investors@somalogic.com

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